EXHIBIT 99.3

                                 [LOGO]

FOR IMMEDIATE RELEASE:



            GLOBAL WATER TECHNOLOGIES FILES FORM 15 TO REDUCE
                       COSTS AND ENHANCE EARNINGS

GOLDEN, CO - AUGUST 12, 2002 -- Global Water Technologies, Inc., (GWT) a full-service cooling water treatment company utilizing advanced technologies and engineered solutions to provide process cooling water to power plants, process industries, HVAC and municipalities, worldwide, today announced that its Board of Directors had approved and the Company has filed a Form 15 with the SEC. The Company expects to realize significant cost savings as a result of being relieved of its SEC periodic reporting requirements. The Company's securities will no longer be eligible to trade on the Over The Counter Bulletin Board (OTCBB), however, the Company believes that its securities will continue to trade on the Over The Counter Pink Sheets (OTC.PS) another electronic trading forum, which is regulated by applicable federal and state securities laws. SEC records indicate that over 1000 companies have filed a Form 15 since the beginning of 2002.

Commenting on the move, George Kast, Chairman, CEO and majority shareholder stated, "Current market conditions do not warrant the significant annual costs associated with being a fully reporting company. We believe it is prudent to utilize these funds to enhance the financial performance of the Company. We are still a public company and our shares are eligible to trade on the OTC.PS, which currently has over 3100 companies quoted and that number is expected to increase by another 2500 as the OTCBB will be phased out in early 2003. This should attract additional investors to the OTC.PS providing greater interest in this electronic exchange. This move will also enable management to focus more time on its core businesses."

ABOUT GLOBAL WATER TECHNOLOGIES:
Global Water Technologies, Inc. (OTCBB:GWTR) is a water technology and services company with major installations in the areas of power, process and HVAC. The company utilizes its proprietary technologies to enhance a facility's production by providing cold, high-quality water to increase operating efficiencies, reduce water use and operating costs. GWTR's client base includes but is not limited to the following companies:
Archer Daniels Midland, British Petroleum Amoco, Calpine (NYSE: CPN), Duke Fluor Daniel, General Electric (NYSE:GE), Kerr McGee, Mitsubishi, Mobil, Shaw Group (NYSE:SGR), Texaco, and YORK International.

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FORWARD LOOKING STATEMENT:
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive and other factors, including, among other things, the size and timing of customer orders, changes in laws, new or increased competition, delays in new products, production problems, changes in market demand, market acceptance of new products, seasonal product purchases, and changes in foreign exchange rates. These factors, and other factors, which could materially affect the Company and its operations are included in the Company's filings with the Securities and Exchange Commission and are incorporated herein.


CONTACT:

Steve Rash
Global Water Technologies, Inc.
Phone:  303/215-1100, Ext. 192

info@gwtr.com or www.gwtr.com
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KEYWORD:        COLORADO, POWER, ENERGY, UTILITY WATER, ENVIRONMENT


INDUSTRY:       POWER
                ENERGY
                UTILITY
                WATER
                ENVIRONMENT